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                     [Letterhead of Price Waterhouse LLP]




March 14, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

RE:  Golf Trust of America, Inc.

We have read Item 4 of the Golf Trust of America, Inc. Form 8-K dated February 26, 1997, and are in agreement with the statements contained therein. However, we wish to note that the Registrant was formed on November 8, 1996. Its balance sheet as of November 8, 1996 was audited by Price Waterhouse LLP. The balance sheet and the report of Price Waterhouse LLP thereon were included in the Registrant's Form S-11 which was effective as of February 6, 1997. In connection with our audit of the November 8, 1996 balance sheet and through February 26, 1997, (i) there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to our satisfaction would have caused us to make reference thereto in our report on the November 8, 1996 balance sheet and (ii) there have been no reportable events (as defined in Regulation S-K Item 304(a)(l)(v)).

Very truly yours,


/s/ Price Waterhouse LLP